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Exhibit 23.1--Consent of Ernst & Young



We consent to the incorporation by reference in the Registration Statement (Form S-8 pertaining to the assumption by AmSouth Bancorporation of the FloridaBank Stock Option Plan and Stock Option Plan - 1993) of AmSouth Bancorporation of our report dated February 1, 1993, with respect to the consolidated financial statements of AmSouth Bancorporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1992 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG

Birmingham, Alabama
February 8, 1994